Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of February 4, 2021 (the “Effective Date”), between Ecoark Holdings, Inc., a Nevada corporation (the “Parent”), White River Holdings Corp., a Delaware corporation (“White River”) and Julia Olguin (the “Executive”).

WHEREAS, in its business, White River has acquired and developed certain trade secrets, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including but not limited to, technical information, design systems, pricing methods, pricing rates or discounts, processes, procedures, formulas, designs of computer software, or improvements, or any portion or phase thereof, whether patented, or not, or unpatentable, that is of any value whatsoever to White River, as well as information relating to White River’s Services (as defined), information concerning proposed new Services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by White River or by any other person or entity for White River), other Confidential Information, as defined in Section 9(a), and information about White River’s executives, officers, and directors, which necessarily will be communicated to the Executive by reason of her employment by White River; and

WHEREAS, White River has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial, significant, or key, relationships with vendors and customers, whether actual or prospective; and

WHEREAS, White River desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of this Agreement and for a reasonable time following the termination of this Agreement; and

WHEREAS, White River desires to employ the Executive and to ensure the availability to White River of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, White River and the Executive agree as follows:

1. Representations and Warranties. The Executive hereby represents and warrants to White River that she (i) is not subject to any non-solicitation or non-competition agreement affecting her employment with White River, (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting her employment with White River, and (iii) will bring to White River no trade secrets, confidential business information, documents, or other personal property of a prior employer.

2. Term of Employment.

(a) Term. White River hereby employs the Executive, and the Executive hereby accepts employment with White River for a period of three years commencing as of the Effective Date (such period, as it may be extended or renewed, the “Term”), unless sooner terminated in accordance with the provisions of Section 6. The Term shall be automatically renewed for successive one-year terms unless notice of non-renewal is given by either party at least 30 days before the end of the Term.

(b) Continuing Effect. Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 6(e), 7, 8, 9, 10, 12, 15, 18, 19, and 22 shall remain in full force and effect and the provisions of Section 9 shall be binding upon the legal representatives, successors and assigns of the Executive.

3. Duties.

(a) General Duties. The Executive shall serve as the Chief Executive Officer of White River, with duties and responsibilities as are customary for such position and as delegated by White River’s Board of Directors (the “Board”). The Executive shall also perform services for such subsidiaries of White River as may be necessary. The Executive shall use her best efforts to perform her duties and discharge her responsibilities pursuant to this Agreement competently, carefully and faithfully. In determining whether or not the Executive has used her best efforts hereunder, the Executive’s and White River’s delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Executive shall not be judged solely on White River’s earnings or other results of the Executive’s performance, except as specifically provided to the contrary by this Agreement. The Executive shall, if requested, also serve as an officer or director of any affiliate of White River for no additional compensation. At such time as the Parent has at least four independent directors as such term is defined under the Rules of the Nasdaq Stock Market, the Parent intends to appoint the Executive to its Board of Directors.

(b) Devotion of Time. Subject to the last sentence of this Section 3(b), the Executive shall devote such time, attention and energies to the affairs of White River and its subsidiaries and affiliates as are necessary to perform her duties and responsibilities pursuant to this Agreement. The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any professional financial-related services with or without compensation to, any other persons, business, or organization, without the prior consent of the Board. Notwithstanding the above, the Executive shall be permitted to devote a limited amount of her time, to professional, charitable or similar organizations, including, but not limited to, serving as a non-executive director or an advisor to a board member, or committee member of any company or organization provided that such activities do not interfere with, or otherwise create a conflict with, the Executive’s performance of her duties and responsibilities as provided hereunder.

(c) Location of Office. The Executive’s principal business office shall be in San Antonio, Texas. The Executive, however, shall be allowed to work from her home office in Houston, Texas until the earlier of July 31, 2021 or until she has been able to successfully relocate her family from Houston to San Antonio. The Company shall be responsible for the Executive’s reasonable relocation costs, which amount shall be paid by the Executive and credited against the signing bonus in Section 4(b). For avoidance of doubt, the Company’s total obligation under this Agreement for the relocation costs and signing bonus shall be $50,000. However, the Executive’s job responsibilities shall include all business travel necessary for the performance of her job including travel to White River’s offices and facilities including well sites.

(d) Adherence to Inside Information Policies. The Executive acknowledges that the Parent is publicly-held and, as a result, has reviewed and will abide by the Parent’s current inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to Parent, or any third party. The Executive shall promote these policies internally and promptly execute any agreements generally distributed by the Parent or White River to its employees requiring such employees to abide by its inside information policies.

4. Compensation and Expenses.

(a) Salary and Equity. For the services of the Executive to be rendered under this Agreement, White River shall pay the Executive an annual salary of $150,000 (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations payable in accordance with White River’s customary payroll practices. The Executive’s Base Salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the Base Salary during the Term. However, the Executive’s Base Salary may not be decreased during the Term. In addition, the Parent as an inducement to the Executive to become an employee of White River has granted the Executive 15,000 Restricted Stock Units (“RSUs”). The RSUs shall vest in equal annual increments over a three-year period with the first vesting date one-year from the Effective Date, subject to continued employment on each applicable vesting date and execution of the Parent’s standard Restricted Stock Unit Agreement. The underlying shares of Common Stock shall be delivered following each vesting.

(b) Signing Bonus. The Executive shall receive a $50,000 signing bonus (the “Signing Bonus”) which sum includes the relocation costs specified in Section 3(c), to be paid to the Executive within one business day of the Effective Date. Under a clawback provision, if the Executive voluntarily resigns from the Company prior to the end of the Agreement, the Company shall have the ability recoup a pro rata portion of the Signing Bonus based on the ratio of the Executive’s time served compared to the remaining time in the Employment Term.

(c) Performance Bonuses. The Executive may be eligible for additional compensation in the form of performance bonuses. Each fiscal year of the Term, starting with the Effective Date, the Executive will be eligible to earn an annual performance bonus (the “Performance Bonus”) with a target bonus opportunity equal to 100% of the Executive’s Base Salary based on the Executive’s individual performance and overall White River performance. The Performance Bonus will be prorated for any time served by the Executive less than a full calendar year. The Compensation Committee of the Parent’s Board of Directors shall set the individual and White River performance metrics in consultation with the Executive on or before the end of the first fiscal year within the Term, which currently ends on March 31, 2021. To earn and receive the Performance Bonus, the Executive must remain employed by White River through and including the date on which the Performance Bonus is paid. The Performance Bonus, if any, will be paid no later than 30 calendar days following the end of each fiscal year during the Term. The Executive shall not be entitled to any Performance Bonus if she resigns or has been terminated pursuant to Section 6 before payment is due.

(d) Acquisition Trigger Clause. The Executive’s Base Salary will be automatically adjusted to $250,000 per year upon the successful acquisition by the Parent or one of its Subsidiaries of (i) any business in the energy sector which has trailing 12 months EBITDA of at least $5 million or (ii) StarTex Field Services, LLC at any time during the Term. The 12 month period for Section 4(d)(i) shall be measured going back as of the last full month prior to the closing unless the closing is on the last business day of a month.

(e) Expenses. In addition to any compensation received pursuant to this Section 4, White River will reimburse or advance funds to the Executive for all reasonable documented travel (including travel expenses incurred by the Executive related to her travel to White River’s other offices), entertainment and miscellaneous expenses incurred in connection with the performance of her duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to White River in accordance with White River’s practices. Such reimbursement or advances will be made in accordance with policies and procedures of White River in effect from time to time relating to reimbursement of, or advances to, its executive officers.

5. Benefits.

(a) Paid Time Off. For each 12-month period during the Term, the Executive shall be entitled to 3 weeks of Paid Time Off without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of White River may permit. Any unused days will be carried over to the next 12-month period so long as they are in accordance with Insperity usage guidelines.

(b) Fringe Benefits and Perquisites. During the Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of White River, and to the extent White River provides similar benefits or perquisites (or both to similarly situated executives of White River).

(c) Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by White River, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of White River, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. White River reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Notwithstanding the foregoing sentence, during the Term, White River shall provide the Executive with health insurance covering the Executive and family dependents.

6. Termination.

(a) Death or Disability. Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of the Executive. For purposes of this Section 6(a), “disability” shall mean (i) the Executive is unable to engage in her customary duties by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of White River; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or her guardian) (or the Social Security Administration, where applicable). In the event that the Executive’s employment is terminated by reason of Executive’s death or disability, White River shall pay the following to the Executive or her personal representative: (i) any accrued but unpaid Base Salary for services rendered to the date of termination, (ii) accrued but unpaid expenses required to be reimbursed under this Agreement, (iii) any earned but unpaid bonuses for any prior period and her annual bonus prorated to date of termination (to the extent the Parent’s Compensation Committee has set a formula and it can be calculated), and (v) all equity awards previously granted to the Executive shall thereupon become fully vested. The Executive (or her estate) shall receive the payments provided herein at such times as he would have received them if there was no death or disability. Additionally, if the Executive’s employment is terminated because of disability, any benefits (except perquisites) to which the Executive may be entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by White River, as the case may be, for one year, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

(b) Termination by White River for Cause or by the Executive Without Good Reason. White River may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Executive written notice of termination. Such termination shall become effective upon the giving of such notice. Upon any such termination for Cause, or in the event the Executive terminates her employment with White River without Good Reason (as defined in Section 6(c)), then the Executive shall have no right to compensation, or reimbursement under Section 4, or to participate in any Executive benefit programs under Section 5, except as may otherwise be provided for by law, for any period subsequent to the effective date of termination. For purposes of this Agreement, “Cause” shall mean: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony; (ii) the Executive misappropriates White River funds or otherwise defrauds the White River or any affiliate; (iii) the Executive engages in fraud with respect to White River or any affiliate or breaches her fiduciary duty to White River resulting in material profit to her , directly or indirectly; (iv) the Executive materially breaches any agreement with White River and fails to cure such breach within 10 days of receipt of notice, unless the act is incapable of being cured; (v) the Executive breaches any provision of Section 8 or Section 9; (vi) the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the Securities and Exchange Commission; (vii) the Executive becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission after an opportunity for a hearing; (viii) the Executive refuses to carry out a resolution adopted by White River’s Board at a meeting in which the Executive was offered a reasonable opportunity to argue that the resolution should not be adopted; or (ix) the Executive abuses alcohol or drugs in a manner that interferes with the successful performance of her duties.

(c) Termination by White River Without Cause, Termination by Executive for Good Reason or Automatic Termination Upon a Change of Control or at the end of a Term after White River provides notice of Non-Renewal.

(1) This Agreement may be terminated: (i) by the Executive for Good Reason (as defined below), (ii) by White River without Cause, (iii) upon any Change of Control event as defined in Treasury Regulation Section 1.409A-3(i)(5) provided, that, within six months of the Change of Control event (A) White River terminates the Executive’s employment, (B) White River fails to obtain an agreement from any successor to White River to assume and agree to perform this Agreement in the same manner and to the same extent that White River would be required to perform if no Change of Control Event had taken place, (C) White River or successor changes her title as Chief Executive Officer, or (D) the Executive terminates her employment or (iv) at the end of a Term after White River provides the Executive with notice of non-renewal.

(2) In the event this Agreement is terminated by the Executive for Good Reason or by White River without Cause, the Executive shall be entitled to the following:

(i) any accrued but unpaid Base Salary for services rendered to the date of termination;

(ii) any accrued but unpaid expenses required to be reimbursed under this Agreement;

(iii) a payment equal to six months of the then Base Salary (“Severance Amount”);

(iv) the Executive or her legally appointed guardian, as the case may be, shall have up to one year from the date of termination to exercise all such previously granted options, provided that in no event shall any option be exercisable beyond its Term;

(v) all equity awards previously granted to the Executive under the Incentive Plan or similar plan shall thereupon become fully vested provided that this provision does not conflict with or render the ISOs as non-qualified options; and

(vi) any benefits (except perquisites) to which the Executive was entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by White River, as the case may be, for six months, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

(3) In the event of a Change of Control during the Term, the Executive, subject to the termination of employment or change in title as outlined in Section 6(c)(1), shall be entitled to receive each of the provisions of Section 6(c)(2)(A) – (F) above except that (i) the Severance Amount shall equal to 12 months of the then Base Salary; (ii) the Executive shall receive 100% of the existing Target Bonus, if any, for that fiscal year; (iii) the benefits under Section 6(c)(2)(F) shall continue for an 12 month period provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits under Section 6(c)(2)(F) are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

(4) In the event this Agreement is terminated at the end of a Term after White River provides the Executive with notice of non-renewal and the Executive remains employed until the end of the Term, the Executive shall be entitled to the following:

(i) any accrued but unpaid Base Salary for services rendered to the date of termination;

(ii) any accrued but unpaid expenses required to be reimbursed under this Agreement;

(iii) a Severance Amount equal to six months of the then Base Salary;

(iv) all equity awards previously granted to the Executive shall become fully vested;

(v) the Executive or her legally appointed guardian, as the case may be, shall have up to one year from the date of termination to exercise any previously granted options, provided that in no event shall any option be exercisable beyond its Term; and

(vi) any benefits (except perquisites) to which the Executive was entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by White River, as the case may be, for six months, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

Provided, however, that the Executive shall only be entitled to receive each of the provisions of this Section 6(c)(4)(A)-(F) if the Executive is willing and able (i) to execute a new agreement providing terms and conditions substantially similar to those in this Agreement and (ii) to continue providing such services, and therefore, White River’s non-renewal of the Term will be considered an “involuntary separation from service” within the meaning of Treasury Regulation Section 1.409A-1(n).

(5) In the event of a termination for Good Reason, without Cause, or non-renewal by White River, the payment of the Severance Amount shall be made at the same times as White River pays compensation to its employees over the applicable monthly period and any other payments owed under Section 6(c) shall be promptly paid. Provided, however, that any balance of the Severance Amount remaining due on the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)) after the end of the tax year in which the Executive’s employment is terminated or the Term ends shall be paid on the last day of the applicable 2½ month period. The payment of the Severance Amount and the acceleration of vesting shall be conditioned on the Executive signing an Agreement and General Release (in the form which is attached as Exhibit A) which releases White River or any of its affiliates (including its officers, directors and their affiliates) from any liability under this Agreement or related to the Executive’s employment with White River provided that (x) the payment of the Severance Amount is made on or before the 90th day following the Executive’s termination of employment; (y) such Agreement and General Release is executed by the Executive, submitted to White River, and the statutory period during which the Executive is entitled to revoke the Agreement and General Release under applicable law has expired on or before that 90th day; and (z) in the event that the 90 day period begins in one taxable year and ends in a second taxable year, then the payment of the Severance Amount shall be made in the second taxable year. Upon any Change of Control event, all payments owed under Section 6(c)(3) shall be paid immediately.

(6) The term “Good Reason” shall mean: (i) a material diminution in the Executive’s authority, duties or responsibilities due to no fault of the Executive other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law; (ii) White River no longer maintains or operates an office in the San Antonio area; (iii) White River requires the Executive to change her principal business office as defined in Section 3(c) to a location other than the San Antonio area, (iv) a change in Executive’s overall compensation or bonus structure such that her overall compensation is materially diminished; or (v) any other action or inaction that constitutes a material breach by White River under this Agreement. Prior to the Executive terminating her employment with White River for Good Reason, the Executive must provide written notice to White River, within 30 days following the Executive’s initial awareness of the existence of such condition, that such Good Reason exists and setting forth in detail the grounds the Executive believes constitutes Good Reason. If White River does not cure the condition(s) constituting Good Reason within 30 days following receipt of such notice, then the Executive’s employment shall be deemed terminated for Good Reason.

(d) Any termination made by White River under this Agreement shall be approved by the Board.

(e) Upon (1) voluntary or involuntary termination of the Executive’s employment or (2) White River’s request at any time during the Executive’s employment (provided it does not interfere with her ability to perform her duties and responsibilities hereunder), the Executive shall (i) provide or return to White River any and all Company property, including keys, key cards, access cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, manuals, work product, thumb drives or other removable information storage devices, and hard drives, and all Company documents and materials belonging to White River and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by White River or any of its business associates or created by the Executive in connection with her employment by White River; and (ii) delete or destroy all copies of any such documents and materials not returned to White River that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control.

(f) The Company’s obligation to pay any severance shall be subject to execution of the General Release Agreement, the form of which is annexed as Exhibit A.

7. Indemnification. As provided in an Indemnification Agreement, the form of which is attached as Exhibit B, White River shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any claim, action, suit or proceeding to which he may be made a party by reason of him being an officer, director or employee of White River or of any subsidiary or affiliate of White River. White River shall provide, at its expense, directors and officers insurance for the Executive in amounts and for a term consistent with industry standards.

8. Non-Competition Agreement.

(a) Competition with White River. Until termination of her employment and for a period of six months commencing on the date of termination, the Executive (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venturer, manager, member, or otherwise, of or through any person, firm, corporation, partnership, limited liability company, association or other entity) shall not, directly or indirectly, act as an employee or officer (or comparable position) of, owning an interest in, or providing Services as defined in Section 9(a) for a direct competitor (either now or in the future) of White River (any, a “Competitor”).

(b) Solicitation of Employees. During the period in which the provision of Section 8(a) shall be in effect, the Executive agrees that he shall not, directly or indirectly, request, recommend or advise any employee of White River to terminate his or her employment with White River, for the purposes of providing services for a Competitor, or solicit for employment or recommend to any third party the solicitation for employment of any individual who was employed by White River or any of its subsidiaries and affiliates at any time during the one year period preceding the Executive’s termination of employment.

(c) Non-disparagement. The Executive agrees that, after the end of her employment, he will refrain from making, in writing or orally, any unfavorable comments about the Parent or White River, their operations, policies, or procedures that would be likely to injure the Parent’s or White River’s reputation or business prospects; provided, however, that nothing herein shall preclude the Executive from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law.

(d) No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of her undertakings in this Section 8, and confirms he has received adequate consideration for such undertakings.

(e) References. References to White River in this Section 8 shall include White River’s subsidiaries and affiliates.

9. Non-Disclosure of Confidential Information.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Services (as defined herein), White River’s budgets and strategic plans, and the identity of customers and suppliers, databases, data, and all technology relating to White River’s businesses, systems, methods of operation, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of White River, the names, home addresses and all telephone numbers and e-mail addresses of White River’s directors, employees, officers, executives, and former executives. Confidential Information also includes, without limitation, Confidential Information received from White River’s subsidiaries and affiliates. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of White River which information is given to White River in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or White River or its subsidiaries or affiliates and who has not breached any duty of confidentiality. As used herein, the term “Services” shall include all services offered for sale and marketed by White River during the Term, which as of the Effective Date consist of engaging in the exploration and production of oil and gas products. Services also includes any other services which White River has taken concrete steps to offer for sale, but has not yet commenced selling or marketing, during or prior to the Term. Services also include any services disclosed in the Parent’s latest Form 10-K, Form 10-Q and/or Form S-1 or S-3 (or successor form) filed with the Securities and Exchange Commission.

(b) Legitimate Business Interests. The Executive recognizes that White River has legitimate business interests to protect, and as a consequence the Executive agrees to the restrictions contained in this Agreement because they further White River’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing customers or suppliers; (iv) goodwill associated with White River’s business; and (v) specialized training relating to White River’s technology, Services, methods, operations and procedures. Notwithstanding the foregoing, nothing in this Section 9(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

(c) Confidentiality. During the Term of this Agreement and following termination of employment, for any reason, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of White River, be disclosed to any person other than in connection with the Executive’s employment by White River. The Executive further acknowledges that such Confidential Information as is acquired and used by White River or its subsidiaries or affiliates is a special, valuable and unique asset. The Executive shall exercise all due and diligent precautions to protect the integrity of White River’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. The Executive shall not copy any Confidential Information except to the extent necessary to her employment nor remove any Confidential Information or copies thereof from White River’s premises except to the extent necessary to her employment. All records, files, materials and other Confidential Information obtained by the Executive in the course of her employment with White River are confidential and proprietary and shall remain the exclusive property of White River. The Executive shall not, except in connection with and as required by her performance of her duties under this Agreement, for any reason use for her own benefit or the benefit of any person or entity other than White River or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of White River (excluding the Executive).

(d) References. References to White River in this Section 9 shall include White River’s subsidiaries and affiliates.

(e) Whistleblowing. Nothing contained in this Agreement shall be construed to prevent the Executive from reporting any act or failure to act to the Securities and Exchange Commission or other governmental body or prevent the Executive from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

(f) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(1) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(2) If the Executive files a lawsuit for retaliation by White River for reporting a suspected violation of law, the Executive may disclose White River’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(i) files any document containing trade secrets under seal; and

(ii) does not disclose trade secrets, except pursuant to court order.

10. Equitable Relief.

(a) White River and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior express consent of the Board, shall take any action in violation of Section 8 and/or Section 9, White River shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 10(b) below, to enjoin the Executive from breaching the provisions of Section 8 and/or Section 9.

(b) Any action arising from or under this Agreement must be commenced only in the appropriate state or federal court located in Bexar County, Texas. The Executive and White River irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and White River irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or White River in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or White River therein described, or by appropriate proceedings under any applicable treaty or otherwise.

11. Conflicts of Interest. While employed by White River, the Executive shall not, unless approved by the Parent , directly or indirectly:

(a) participate as an individual in any way in the benefits of transactions with any of White River’s vendors or customers, including, without limitation, having a financial interest in White River’s vendors or customers, , or making loans to, or receiving loans, from, White River’s vendors or customers;

(b) realize a personal gain or advantage from a transaction in which White River has an interest or use information obtained in connection with the Executive’s employment with White River for the Executive’s personal advantage or gain; or

(c) accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a professional, medical, technical, or managerial capacity by, a person or entity which does business with White River.

12. Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Executive during the course of her employment with White River (whether or not actually conceived during regular business hours) and for a period of six months subsequent to the termination (whether by expiration of the Term or otherwise) of such employment with White River, and (ii) related to the business of White River, shall be disclosed in writing promptly to White River and shall be the sole and exclusive property of White River, and the Executive hereby assigns any such inventions to White River. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of White River if (a) it was made with White River’s funds, personnel, equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Executive for White River, or (c) pertains to the current business or demonstrably anticipated research or development work of White River. The Executive shall cooperate with White River and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to White River. The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of White River, and the Executive shall be bound by such decision. The Executive hereby irrevocably assigns to White River, for no additional consideration, the Executive’s entire right, title and interest in and to all work product and intellectual property rights, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit White River’s rights, title or interest in any work product or intellectual property rights so as to be less in any respect than White River would have had in the absence of this Agreement. If applicable, the Executive shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he made or conceived prior to her employment with White River and which therefore are excluded from the scope of this Agreement. References to White River in this Section 12 shall include White River, its subsidiaries and affiliates.

13. Indebtedness. If, during the course of the Executive’s employment under this Agreement, the Executive becomes indebted to White River for any reason, White River may, if it so elects, and if permitted by applicable law, set off any sum due to White River from the Executive and collect any remaining balance from the Executive unless the Executive has entered into a written agreement with White River.

14. Assignability. The rights and obligations of White River under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of White River, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of White River. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

15. Severability.

(a) The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and White River that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to White River the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to White River the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

16. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery to the addresses detailed below (or to such other address, as either of them, by notice to the other may designate from time to time), or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Parent and White River:	c/o Ecoark Holdings, Inc.
5899 Preston Road #505 Frisco, TX 75034 Attention: Jay Puchir Email: _____________

With a copy to:	Nason, Yeager, Gerson Harris & Fumero, P.A.
Attn: Michael D. Harris, Esq. 3001 PGA Blvd., Suite 305 Palm Beach Gardens, Florida 33410 Email: _________________

To the Executive: Julia Olguin ________________ ________________ Email: ________________

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

18. Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

19. Governing Law. This Agreement shall be governed or interpreted according to the internal laws of the State of Delaware without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of Delaware without regard to choice of law considerations.

20. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

21. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22. Section 409A Compliance.

(a) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder. This Agreement shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service (including a voluntary separation from service for good reason that is considered an involuntary separation for purposes of the separation pay exception under Treasury Regulation 1.409A-1(n)(2)) or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, White River makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall White River be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b) Notwithstanding any other provision of this Agreement, if at the time of the Executive’s termination of employment, the Executive is a specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A (e.g., payments and benefits that do not qualify as a short-term deferral or as a separation pay exception) that are provided to the Executive on account of the Executive’s separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive’s estate in a lump sum upon the Executive’s death.

(c) To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(1) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(2) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(3) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(d) In the event White River determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s separation from service, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to Section 409A as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(1) For purposes of this subparagraph, amounts payable under the Agreement should not provide for a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (e.g., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (e.g., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of the Treasury Regulations.

(2) To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(3) To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following her separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to White River, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. White River shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the sixth month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e) The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f) White River makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

[Signature Page To Follow]

IN WITNESS WHEREOF, White River and the Executive have executed this Agreement as of the date and year first above written.

Ecoark Holdings, Inc.

By:	/s/ Randy May
Randy May
Chief Executive Officer

White River Holdings Corp.

By:	/s/ Randy May
Randy May
Chief Executive Officer

Executive:

By:	/s/ Julia Olguin
Julia Olguin

Exhibit A

Form of General Release Agreement

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into as of ___________ __, 202__ (the “Effective Date”), by and between Julia Olguin (the “Executive”) and White River Holdings Corp. (the “Employer” or the “Company”).

WHEREAS, the Executive was employed as the Chief Executive Officer of the Employer;

WHEREAS, the Employee desires to resign as Chief Executive Officer of the Employer and as an employee in order to pursue other interests;

WHEREAS, the parties wish to resolve all outstanding claims and disputes between them in an amicable manner;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1. The Employee hereby resigns as the Chief Executive Officer and as an employee of the Employer, and the Employer accepts the Employee’s resignation, effective as of the Effective Date.

2. In consideration for the Executive’s acknowledgments, representations, warranties, covenants, releases and agreements set forth in this Agreement, the Employer agrees to pay the Employee six months of her base salary, which equates to $_______, in equal payments of $________ (the “Payments”). All Payments shall be made in accordance with the Employer’s customary payroll practices and shall be subject to withholding for all applicable federal, state, social security and other taxes. The Employee acknowledges that he would not otherwise be entitled to the Payments but for her promises in this Agreement.

3. As further consideration, the Employer also agrees to extend any current benefits that Executive previously elected to receive during her employment with Employer for a period of six months.

4. During the above six-month period in which the Payments are made to the Employee, the Employee agrees to be available to the Employer, its officers, directors, employees, attorneys, or agents, to assist with the transition of any projects of the Employer or to provide any information that the Employee may have knowledge regarding the Employer’s business. The Employee may provide this information by telephone and/or email communication.

Exhibit A-1

5. Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by the Employer, its past and present affiliates, officers, directors, owners, executives, attorneys, or agents, and the Employer specifically disclaims liability to or wrongful treatment of the Executive on the part of itself, its past and present affiliates, officers, directors, owners, employees, attorneys, and agents.  Additionally, nothing in this Agreement shall be construed as an admission of liability or wrongdoing by the Executive and the Executive specifically disclaims liability to or wrongful acts directed at the Employer.

6. The Executive covenants not to sue, and fully and forever releases and discharges the Employer, its past and present affiliates, directors, officers, owners, executives and agents, as well as its successors and assigns from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with the Executive’s employment with the Employer or the termination of that employment; provided, however, that nothing in this Agreement shall either waive any rights or claims of the Executive that arise after the Executive signs this Agreement or impair or preclude the Executive’s right to take action to enforce the terms of this Agreement or impair or preclude the Executive’s right to indemnification and defense against any third party claims arising out of Executive’s employment by White River.  This release includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination or relating to leave from employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act and the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, claims for attorneys’ fees or costs, and any and all claims in contract, tort, or premised on any other legal theory. The Executive acknowledges that the Executive has been paid in full all compensation owed to the Executive by the Employer as a result of Executive’s employment, except from compensation (if any) due through the Effective Date which shall be paid in the next regular payroll of White River. The Employer and its directors, officers, and employees covenant not to sue, and fully and forever release and discharge the Executive, from any and all legally waivable claims from the beginning of time until the date of this Agreement, and from liabilities, damages, demands, and causes of action, attorney’s fees, costs or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with the Executive’s employment with the Employer.

7. The Executive represents that he has not filed any complaints or charges against the Employer with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Agreement.

8. The Executive agrees that she will not encourage or assist any of the Employer’s employees to litigate claims or file administrative charges against the Employer or its past and present affiliates, officers, directors, owners, employees and agents, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process.

9. The Executive acknowledges that she is subject to non-compete and confidentiality provisions under that certain Employment Agreement between the Executive and the Employer dated February ___, 2021 (the “Employment Agreement”).

Exhibit A-2

10. The Executive acknowledges that she has been given at least 21 days to consider this Agreement and that she has seven days from the date she executes this Agreement in which to revoke it and that this Agreement will not be effective or enforceable until after the seven-day revocation period ends without revocation by the Executive. Revocation can be made by delivery of a written notice of revocation to Randy May, Chief Executive Officer at the offices of Ecoark Holdings, Inc., by midnight on or before the seventh calendar day after the Executive signs the Agreement.

11. The Executive acknowledges that she has been advised to consult with an attorney of her choice with regard to this Agreement. The Executive hereby acknowledges that she understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by her.

12. The Employee and the Employer agree that except with respect to any ongoing duties of non-competition and non-solicitation imposed by White River, neither she nor they, nor any of their agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, any of the terms of this Agreement, or any claims or allegations which the Executive believes she or they could have made or asserted against one another, specifically or generally, to any person, corporation, association or governmental agency or other entity except: (i) to the extent necessary to obtain legal advice or to report income to appropriate taxing authorities; (ii) to the Employee’s immediate family so long as such person agrees to be bound by the confidential nature of this Agreement (iii) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; (iv) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such order or subpoena shall be emailed to _____________, and in the case of the Executive Julia Olguin, ______________, within 24 hours of the receipt of such order or subpoena, so that both Executive and Employer will have the opportunity to assert what rights they have to non-disclosure prior to any response to the order, inquiry or subpoena.

13. The Executive and Employer agree to refrain from disparaging or making any unfavorable comments, in writing or orally, about either party, and in the case of the Employer, about its management, its operations, policies, or procedures and in the case of the Executive, to prospective employers, those making inquiry as to the reasons for her separation from White River or to any person, company or other business entity.

14. In the event of any lawsuit against the Employer that relates to alleged acts or omissions by the Executive during her employment with the Employer, the Executive agrees to cooperate with the Employer by voluntarily providing truthful and full information as reasonably necessary for the Employer to defend against such lawsuit. Provided, however, the Executive shall be entitled to receive reimbursement for expenses, including lost wages, incurred in assisting the Employer regarding any lawsuit.

15. Nothing contained in this Agreement shall be construed to prevent the Employee from reporting any act or failure to act to the Securities and Exchange Commission or other governmental body or prevent the Employee from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities and Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

Exhibit A-3

16. This Agreement sets forth the entire agreement between the Executive and the Employer, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of the Employer pursuant to provisions of (i) the Employment Agreement that by its terms continues after the Executive’s separation from the Employer’s employment; or (ii) the Indemnification Agreement entered into between the Employer and Employee dated the date of the Employment Agreement. This Agreement may only be modified by written agreement signed by both parties.

17. The Employer and the Executive agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

18. This Agreement shall be governed or interpreted according to the internal laws of the State of Nevada without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of Nevada without regard to choice of law considerations.

19. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce or contest the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

20. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual, electronic or facsimile signature.

[Signature page follows]

Exhibit A-4

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

WHITE RIVER HOLDINGS CORP.

By:
Name:
Title:

I have carefully read this Agreement and understand that it contains a release of known and unknown claims. I acknowledge and agree to all of the terms and conditions of this Agreement. I further acknowledge that I enter into this Agreement voluntarily with a full understanding of its terms.

Julia Olguin

Exhibit A-5

Exhibit B

Form of Indemnification Agreement

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is entered into as of February ___, 2021 by and between Ecoark Holdings, Inc., a Nevada corporation (the “Company”), and Julia Olguin (the “Indemnitee”) and replaces any and all Indemnification Agreements previously entered into between the parties.

WHEREAS, competent and experienced persons are becoming increasingly reluctant to serve publicly-held corporations as directors, officers, or in other capacities unless they are provided with adequate protection through liability insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to the corporation;

WHEREAS, the board of directors of the Company (the “Board”) has determined that the inability to attract and retain such persons is detrimental to the best interests of the Company’s shareholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS Title 7, Chapter 78 of the Nevada Revised Statues (the “NRS”) authorizes corporations to indemnify their directors, officers, employees and agents;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

WHEREAS, the Indemnitee is willing to serve as an officer/director of the Company on the condition that she be so indemnified.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Indemnitee do hereby covenant and agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Beneficial Owner” has the meaning given to the term “beneficial owner” in Rule 13d-3 under the Exchange Act, as defined below.

(b) “Change of Control” means the occurrence after the date of this Agreement of any of the following events:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the Company’s then outstanding voting securities unless the change in relative Beneficial Ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors;

Exhibit B-1

(ii) the consummation of a reorganization, merger or consolidation, unless immediately following such reorganization, merger or consolidation, all of the Beneficial Owners of the voting securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such transaction;

(iii) during any period of two consecutive years, not including any period prior to the execution of this Agreement, individuals who at the beginning of such period constituted the Board (including for this purpose any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(c) “Claim” means:

(i) any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; or

(ii) any inquiry, hearing or investigation that the Indemnitee determines might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism.

(d) “Disinterested Director” means a director of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by the Indemnitee.

(e) “Expenses” means any and all expenses, including attorneys’ and experts’ fees, court costs, transcript costs, travel expenses, duplicating, printing and binding costs, telephone charges, and all other costs and expenses incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim. Expenses also shall include (i) Expenses incurred in connection with any appeal resulting from any Claim, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 5 only, Expenses incurred by the Indemnitee in connection with the interpretation, enforcement or defense of the Indemnitee’s rights under this Agreement, by litigation or otherwise. Expenses, however, shall not include amounts paid in settlement by the Indemnitee or the amount of judgments or fines against the Indemnitee. The parties agree that for the purposes of any advancement of Expenses for which the Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such demand that are certified by affidavit or declaration of the Indemnitee’s counsel as being reasonable shall be presumed conclusively to be reasonable.

Exhibit B-2

(f) “Exchange Act” means the Securities Exchange Act of 1934.

(g) “Expense Advance” means any payment of Expenses advanced to the Indemnitee by the Company pursuant to Section 4 or Section 5 hereof.

(h) “Indemnifiable Event” means any event or occurrence, whether occurring before, on or after the date of this Agreement, related to the fact that the Indemnitee is or was a director, officer, employee or agent of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise (collectively with the Company, “Enterprise”) or by reason of an action or inaction by the Indemnitee in any such capacity (whether or not serving in such capacity at the time any the Loss is incurred for which indemnification can be provided under this Agreement).

(i) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently performs, nor in the past five years has performed, services for either: (i) the Company or the Indemnitee (other than in connection with matters concerning the Indemnitee under this Agreement or of other indemnitees under similar agreements) or (ii) any other party to the Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.

(j) “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes, amounts paid or payable in settlement, including any interest, assessments, any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement and all other charges paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim.

(k) “Nevada Court” shall have the meaning ascribed to it in Section 9(e) below.

Exhibit B-3

(l) “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity and includes the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act.

(m) “Standard of Conduct Determination” shall have the meaning ascribed to it in Section 9(b) below.

2. Agreement to Serve. The Indemnitee agrees to serve as a director and/or officer of the Company for so long as the Indemnitee is duly elected or appointed or until the Indemnitee tenders her resignation or her service in such capacity is otherwise terminated. This Agreement shall not be deemed an employment agreement between the Company (or any of its subsidiaries or Enterprise) and the Indemnitee. This Agreement shall continue in force after the Indemnitee has ceased to serve as a director and/or officer of the Company or, at the request of the Company, of any of its subsidiaries or Enterprise, as provided in Section 12 hereof.

3. Indemnification. Subject to Section 9 and Section 10 of this Agreement, the Company shall indemnify the Indemnitee, to the fullest extent permitted by the laws of the State of Nevada in effect on the date hereof, or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Losses if the Indemnitee was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in part out of an Indemnifiable Event, including, without limitation, Claims brought by or in the right of the Company, Claims brought by third parties, and Claims in which the Indemnitee is solely a witness.

4. Advancement of Expenses. The Indemnitee shall have the right to advancement by the Company, prior to the final disposition of any Claim by final adjudication to which there are no further rights of appeal, of any and all Expenses actually and reasonably paid or incurred by the Indemnitee in connection with any Claim arising out of an Indemnifiable Event. The Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct. Without limiting the generality or effect of the foregoing, within 20 days after any request by the Indemnitee, the Company shall, in accordance with such request, (a) pay such Expenses on behalf of the Indemnitee, (b) advance to the Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse the Indemnitee for such Expenses. If requested by a law firm or other professional representing the Indemnitee, the Company shall pay such firm(s) a reasonable retainer. In connection with any request for Expense Advances, the Indemnitee shall not be required to provide any documentation or information to the extent that the provision thereof would undermine or otherwise jeopardize the attorney-client privilege. In connection with any request for Expense Advances, the Indemnitee shall execute and deliver to the Company an undertaking (which shall be accepted without reference to the Indemnitee’s ability to repay the Expense Advances) to repay any amounts paid, advanced, or reimbursed by the Company for such Expenses to the extent that it is ultimately determined, following the final disposition of such Claim, that the Indemnitee is not entitled to indemnification hereunder. The Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon.

Exhibit B-4

5. Indemnification for Expenses in Enforcing Rights. To the fullest extent allowable under applicable law, the Company shall also indemnify against, and, if requested by the Indemnitee, shall advance to the Indemnitee subject to and in accordance with Section 4, any Expenses actually and reasonably paid or incurred by the Indemnitee in connection with any action or proceeding by the Indemnitee for (a) indemnification or reimbursement or advance payment of Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Certificate of Incorporation or Bylaws now or hereafter in effect relating to Claims relating to Indemnifiable Events, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company regardless of whether the Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be. However, in the event that the Indemnitee is ultimately determined not to be entitled to such indemnification or insurance recovery, as the case may be, then all amounts advanced under this Section 5 shall be repaid. The Indemnitee shall be required to reimburse the Company in the event that a final judicial determination is made that such action brought by the Indemnitee was frivolous or not made in good faith.

6. Partial Indemnity. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of any Losses in respect of a Claim related to an Indemnifiable Event but not for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion thereof to which the Indemnitee is entitled.

7. Notification and Defense of Claims.

(a) Notification of Claims. The Indemnitee shall notify the Company in writing as soon as practicable of any Claim which could relate to an Indemnifiable Event or for which the Indemnitee could seek Expense Advances, including a brief description (based upon information then available to the Indemnitee) of the nature of, and the facts underlying, such Claim. The failure by the Indemnitee to timely notify the Company hereunder shall not relieve the Company from any liability hereunder except to the extent that the Company has been damaged by such delay. The Company shall not be liable to indemnify the Indemnitee under this Agreement with respect to any judicial award in a Claim related to an Indemnifiable Event if the Company was not given a reasonable and timely opportunity to participate at its expense in the defense of such action. If at the time of the receipt of such notice, the Company has directors’ and officers’ liability insurance in effect under which coverage for Claims related to Indemnifiable Events is potentially available, the Company shall give prompt written notice to the applicable insurers in accordance with the procedures set forth in the applicable policies.

(b) Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event at its own expense and, except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to the Indemnitee. After notice from the Company to the Indemnitee of its election to assume the defense of any such Claim, the Company shall not be liable to the Indemnitee under this Agreement or otherwise for any Expenses subsequently directly incurred by the Indemnitee in connection with the Indemnitee’s defense of such Claim other than reasonable costs of investigation or as otherwise provided below. The Indemnitee shall have the right to employ its own legal counsel in such Claim, but all Expenses related to such counsel incurred after notice from the Company of its assumption of the defense shall be at the Indemnitee’s own expense; provided, however, that if (i) the Indemnitee’s employment of its own legal counsel has been authorized by the Company, (ii) the Company’s counsel has reasonably determined that there may be a conflict of interest between the Indemnitee and the Company in the defense of such Claim, (iii) after a Change in Control, the Indemnitee’s employment of its own counsel has been approved by the Independent Counsel or (iv) the Company shall not in fact have employed counsel to assume the defense of such Claim, then the Indemnitee shall be entitled to retain its own separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any such Claim) and all Expenses related to such separate counsel shall be borne by the Company.

Exhibit B-5

8. Procedure upon Application for Indemnification. In order to obtain indemnification pursuant to this Agreement, the Indemnitee shall submit to the Company a written request therefor, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification following the final disposition of the Claim, provided that documentation and information need not be so provided to the extent that the provision thereof would undermine or otherwise jeopardize attorney-client privilege. Indemnification shall be made insofar as the Company determines the Indemnitee is entitled to indemnification in accordance with Section 9 below.

9. Determination of Right to Indemnification.

(a) Mandatory Indemnification; Indemnification as a Witness

(i) To the extent that the Indemnitee shall have been successful on the merits or otherwise in defense of any Claim relating to an Indemnifiable Event or any portion thereof or in defense of any issue or matter therein, including without limitation dismissal without prejudice, the Indemnitee shall be indemnified against all Losses relating to such Claim in accordance with Section 3 to the fullest extent allowable by law, and no Standard of Conduct Determination (as defined in Section 9(b)) shall be required.

(ii) To the extent that the Indemnitee’s involvement in a Claim relating to an Indemnifiable Event is to prepare to serve and serve as a witness, and not as a party, the Indemnitee shall be indemnified against all Losses incurred in connection therewith to the fullest extent allowable by law and no Standard of Conduct Determination (as defined in Section 9(b)) shall be required.

(b) Standard of Conduct. To the extent that the provisions of Section 9(a) are inapplicable to a Claim related to an Indemnifiable Event that shall have been finally disposed of, any determination of whether the Indemnitee has satisfied any applicable standard of conduct under Nevada law that is a legally required condition to indemnification of the Indemnitee hereunder against Losses relating to such Claim and any determination that Expense Advances must be repaid to the Company (a “Standard of Conduct Determination”) shall be made as follows:

Exhibit B-6

(i) if no Change in Control has occurred, (A) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum or (C) if there are no such Disinterested Directors, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee; and

(ii) if a Change in Control shall have occurred, (A) if the Indemnitee so requests in writing, by a majority vote of the Disinterested Directors, even if less than a quorum of the Board or (B) otherwise, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee.

The Company shall indemnify and hold harmless the Indemnitee against and, if requested by the Indemnitee, shall reimburse the Indemnitee for, or advance to the Indemnitee, within 20 days of such request, any and all Expenses incurred by the Indemnitee in cooperating with the person or persons making such Standard of Conduct Determination.

(c) Making the Standard of Conduct Determination. The Company shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 9(b) to be made as promptly as practicable. If the person or persons designated to make the Standard of Conduct Determination Section 9(b) shall not have made a determination within 30 days after the later of (A) receipt by the Company of a written request from the Indemnitee for indemnification pursuant to Section 8 (the date of such receipt being the “Notification Date”) and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, then the Indemnitee shall be deemed to have satisfied the applicable standard of conduct; provided that such 30-day period may be extended for a reasonable time, not to exceed an additional 30 days if the person or persons making such determination in good faith requires such additional time to obtain or evaluate information relating thereto. Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of the Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of any Claim. For avoidance of doubt, this does not affect the Indemnitee’s right to Expense Advances under Section 4.

(d) Payment of Indemnification. If, in regard to any Losses:

(i) The Indemnitee shall be entitled to indemnification pursuant to Section 9(a);

(ii) no Standard Conduct Determination is legally required as a condition to indemnification of the Indemnitee hereunder; or

Exhibit B-7

(iii) the Indemnitee has been determined or deemed pursuant to Section 9(b) or Section 9(c) have satisfied the Standard of Conduct Determination,

then the Company shall pay to the Indemnitee, within five days after the later of (A) the Notification Date or (B) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) is satisfied, an amount equal to such Losses.

(e) Selection of Independent Counsel for Standard of Conduct Determination. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 9(b)(i)(C), the Independent Counsel shall be selected by the Board of Directors, and the Company shall give written notice to the Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 9(b)(ii)(B), the Independent Counsel shall be selected by the Indemnitee, and the Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either case, the Indemnitee or the Company, as applicable, may, within five days after receiving written notice of selection from the other, deliver to the other a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Section 1(i), and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person or firm so selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit; and (ii) the non-objecting party may, at its option, select an alternative Independent Counsel and give written notice to the other party advising such other party of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences, the introductory clause of this sentence and numbered clause (i) of this sentence shall apply to such subsequent selection and notice. If applicable, the provisions of clause (ii) of the immediately preceding sentence shall apply to successive alternative selections. If no Independent Counsel that is permitted under the foregoing provisions of this Section 9(e) to make the Standard of Conduct Determination shall have been selected within 20 days after the Company gives its initial notice pursuant to the first sentence of this Section 9(e) or the Indemnitee gives its initial notice pursuant to the second sentence of this Section 9(e) as the case may be, either the Company or the Indemnitee may petition the Court of Chancery of the State of Nevada (“Nevada Court”) to resolve any objection which shall have been made by the Company or the Indemnitee to the other’s selection of Independent Counsel and/or to appoint as Independent Counsel a person to be selected by the Court or such other person as the Court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel. In all events, the Company shall pay all of the reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel’s determination pursuant to Section 9(b).

Exhibit B-8

(f) Presumptions and Defenses.

(i) The Indemnitee’s Entitlement to Indemnification. In making any Standard of Conduct Determination, the person or persons making such determination shall presume that the Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the Company shall have the burden of proof to overcome that presumption and establish that the Indemnitee is not so entitled. Any Standard of Conduct Determination that is adverse to the Indemnitee may be challenged by the Indemnitee in the Nevada Court. No determination by the Company (including by its directors or any Independent Counsel) that the Indemnitee has not satisfied any applicable standard of conduct may be used as a defense to any legal proceedings brought by the Indemnitee to secure indemnification or reimbursement or advance payment of Expenses by the Company hereunder or create a presumption that the Indemnitee has not met any applicable standard of conduct.

(ii) Reliance as a Safe Harbor. For purposes of this Agreement, and without creating any presumption as to a lack of good faith if the following circumstances do not exist, the Indemnitee shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company if the Indemnitee’s actions or omissions to act are taken in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to the Indemnitee by the officers or employees of the Company or any of its subsidiaries in the course of their duties, or by committees of the Board or by any other Person (including legal counsel, accountants and financial advisors) as to matters the Indemnitee reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent or employee of the Company shall not be imputed to the Indemnitee for purposes of determining the right to indemnity hereunder.

(iii) No Other Presumptions. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that the Indemnitee did not meet any applicable standard of conduct or have any particular belief, or that indemnification hereunder is otherwise not permitted.

(iv) Defense to Indemnification and Burden of Proof. It shall be a defense to any action brought by the Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Losses incurred in defending against a Claim related to an Indemnifiable Event in advance of its final disposition) that it is not permissible under applicable law for the Company to indemnify the Indemnitee for the amount claimed. In connection with any such action or any related Standard of Conduct Determination, the burden of proving such a defense or that the Indemnitee did not satisfy the applicable standard of conduct shall be on the Company.

Exhibit B-9

(v) Resolution of Claims. The Company acknowledges that a settlement or other disposition short of final judgment may be successful on the merits or otherwise for purposes of Section 9(a)(i) if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Claim relating to an Indemnifiable Event to which the Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such action, claim or proceeding with our without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise for purposes of Section 9(a)(i). The Company shall have the burden of proof to overcome this presumption.

10. Exclusions from Indemnification. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to:

(a) indemnify or advance funds to the Indemnitee for Expenses or Losses with respect to proceedings initiated by the Indemnitee, including any proceedings against the Company or its directors, officers, employees or other indemnitees and not by way of defense, except:

(i) proceedings referenced in Section 5 above (unless a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous); or

(ii) where the Company has joined in or the Board has consented to the initiation of such proceedings.

(b) indemnify the Indemnitee if a final decision by a court of competent jurisdiction determines that such indemnification is prohibited by applicable law.

(c) indemnify the Indemnitee for the disgorgement of profits arising from the purchase or sale by the Indemnitee of securities of the Company in violation of Section 16(b) of the Exchange Act, or any similar successor statute.

(d) indemnify or advance funds to the Indemnitee for the Indemnitee’s reimbursement to the Company of any bonus or other incentive-based or equity-based compensation previously received by the Indemnitee or payment of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act of 2002 in connection with an accounting restatement of the Company or the payment to the Company of profits arising from the purchase or sale by the Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act).

Exhibit B-10

11. Settlement of Claims. The Company shall not be liable to the Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Claim related to an Indemnifiable Event effected without the Company’s prior written consent, which shall not be unreasonably withheld; provided, however, that if a Change in Control has occurred, the Company shall be liable for indemnification of the Indemnitee for amounts paid in settlement if an Independent Counsel has approved the settlement. The Company shall not settle any Claim related to an Indemnifiable Event in any manner that would impose any Losses on the Indemnitee or subject the Indemnitee to any equitable relief without the Indemnitee’s prior written consent.

12. Duration. All agreements and obligations of the Company contained herein shall continue during the period that the Indemnitee is an officer of the Company (or is serving at the request of the Company as a director, officer, employee, member, trustee or agent of another Enterprise) and shall continue thereafter (i) so long as the Indemnitee may be subject to any possible Claim relating to an Indemnifiable Event (including any rights of appeal thereto) and (ii) throughout the pendency of any proceeding (including any rights of appeal thereto) commenced by the Indemnitee to enforce or interpret his or her rights under this Agreement, even if, in either case, he or she may have ceased to serve in such capacity at the time of any such Claim or proceeding.

13. Non-Exclusivity. The rights of the Indemnitee hereunder will be in addition to any other rights the Indemnitee may have under the Certificate of Incorporation or Bylaws, the General Corporation Law of the State of Nevada, any other contract or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that the Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, the Indemnitee will be deemed to have such greater right hereunder and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, the Indemnitee will be deemed to have such greater right hereunder.

14. Liability Insurance. For the duration of the Indemnitee’s service as a director and/or officer of the Company, and thereafter for so long as the Indemnitee shall be subject to any pending Claim relating to an Indemnifiable Event, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to obtain or continue to maintain in effect policies of directors’ and officers’ liability insurance providing coverage that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance. In all policies of directors’ and officers’ liability insurance maintained by the Company, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors, if the Indemnitee is a director, or of the Company’s officers, if the Indemnitee is an officer (and not a director) by such policy. Upon request, the Company will provide to the Indemnitee copies of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials.

15. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment to the Indemnitee in respect of any Losses to the extent the Indemnitee has otherwise received payment under any insurance policy, the Certificate of Incorporation and Bylaws, Other Indemnity Provisions or otherwise of the amounts otherwise indemnifiable by the Company hereunder.

Exhibit B-11

16. Subrogation. In the event of payment to the Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee. The Indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

17. Amendments. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part of the business and/or assets of the Company, by written agreement in form and substances satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

19. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any portion thereof) are held by a court of competent jurisdiction to be invalid, illegal, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Exhibit B-12

20. Notices. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight next business day delivery, or by email delivery followed by overnight next business day delivery, as follows:

To the Company:	Ecoark Holdings, Inc.

303 Pearl Parkway, Suite 200

San Antonio, TX 78215

Attn: Randy S. May

Title: Chief Executive Officer

Email: _______________

With a Copy to:	Nason Yeager Gerson Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, FL 33410

Attention: Michael D. Harris, Esq.

Email: _________________

To the Indemnitee:	To the address set forth on the signature page hereto.

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted from the date of transmission.

21. Governing Law and Forum. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and to be performed in such state without giving effect to its principles of conflicts of laws. The Company and Indemnitee hereby irrevocably and unconditionally: (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the state or federal courts located in the State of Texas and not in any other state or federal court in the United States, (b) consent to submit to the exclusive jurisdiction of the such courts for purposes of any action or proceeding arising out of or in connection with this Agreement.

22. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement.

[signature page follows]

Exhibit B-13

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Ecoark Holdings, Inc.

By:
Randy S. May, Chief Executive Officer

THE INDEMNITEE

Julia Olguin

Address:

Exhibit B-14